Exhibit 99.1

Annaly Capital Management, Inc. and Chimera Investment Corporation Announce Internalization of Chimera’s Management

Transaction to enable both companies to pursue independent strategies

Separation to drive operational and economic efficiencies for both companies

Internalization ensures continuity of Chimera’s experienced management team

NEW YORK--(BUSINESS WIRE)--August 5, 2015--Annaly Capital Management, Inc. (NYSE: NLY) (“Annaly”) and Chimera Investment Corporation (NYSE: CIM) (“Chimera”) today announced that Chimera has entered into an agreement with Fixed Income Discount Advisory Company (“FIDAC”), a wholly-owned subsidiary of Annaly, to internalize the management of Chimera. In connection with the transaction, Chimera will purchase Annaly’s 4.4% stake in Chimera for a purchase price of $126.4 million ($14.05 per share). The internalization is effective August 5, 2015.

Annaly and the independent members of the Chimera Board agreed to the internalization in order to facilitate the pursuit of independent strategies at both companies. The internalization also will result in operational and economic efficiencies for Annaly and Chimera, while ensuring continuity of Chimera’s experienced management team. Given the resulting benefits to both companies, no contractual penalties will be associated with the management agreement termination.

“We are proud to have contributed to Chimera’s growth since its inception in 2007,” said Kevin Keyes, President and incoming Chief Executive Officer of Annaly. “This transaction furthers Annaly’s diversification strategy, allowing for more opportunistic capital allocation and resource alignment around our investment initiatives.”

“It is the right time in Chimera’s evolution to internalize management and move forward independently. This move maintains continuity of our management team, while providing strategic, operational and financial benefits that are in our shareholders’ best interests,” stated Chimera Chairman Paul Donlin. “I would like to thank the Annaly team for their partnership, and we look forward to the next phase of Chimera’s growth.”

As a result of the internalization, FIDAC personnel who focus their efforts on Chimera will become employees of Chimera. All of Chimera’s executive officers will remain in place. FIDAC will continue to provide Chimera with infrastructure and personnel assistance while Chimera transitions fully to its independent systems.

Credit Suisse is serving as exclusive financial advisor to Annaly. DLA Piper is legal counsel to Annaly.

Dechert LLP is legal counsel to the independent members of the Chimera Board.

Additional information is also available in Annaly’s second quarter 2015 earnings release that is issued today. The earnings release can be accessed on Annaly’s website: http://www.annaly.com/investors/news.aspx

Additional information is also available in Chimera’s second quarter 2015 earnings release that is issued today. The earnings release can be accessed on Chimera’s website: http://www.chimerareit.com/investors/news.aspx

About Annaly Capital Management, Inc.

Annaly’s principal business objective is to generate net income for distribution to its shareholders from its investments. Annaly is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). Annaly is managed and advised by Annaly Management Company LLC.

About Chimera Investment Corporation

Chimera invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. Chimera’s principal business objective is to generate income from the spread between yields on its investments and its cost of borrowing and hedging activities. Chimera is a Maryland corporation that has elected to be taxed as a REIT.

Other Information

For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements for Annaly and Chimera, respectively, see “Risk Factors” in each of Annaly’s and Chimera’s respective most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Neither company undertakes, and both specifically disclaim, any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:
Annaly Capital Management, Inc.
Investor Relations, 888-8Annaly
www.annaly.com
or
Chimera Investment Corporation
Investor Relations, 866-315-9930
www.chimerareit.com